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                                                                    EXHIBIT 99.1

                              [LOGO APPEARS HERE]

PRESS RELEASE                               For more information contact:

Prosperity Bancshares, Inc.(SM)             Dan Rollins
4295 San Felipe                             Senior Vice President
Houston, Texas 77027                        713.693.9300
                                            danrollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

                     PROSPERITY BANCSHARES, INC.(SM)
                                   TO ACQUIRE
                         FIRST NATIONAL BANK OF BAY CITY

            Prosperity Bank(SM) expands presence in Matagorda County

HOUSTON, August 15, 2002. Prosperity Bancshares, Inc.(SM) (NASDAQ: PRSP), the parent company of Prosperity Bank(SM), announced today the signing of a definitive agreement to acquire First National Bank of Bay City in a cash transaction valued at $5.0 million and subject to certain adjustments. The acquisition is expected to close in the fourth quarter 2002. The proposed transaction is subject to certain conditions and approval by regulators.

First National Bank of Bay City operates one (1) office in Bay City, Texas, which will be consolidated (upon completion of the transaction) with Prosperity Bank's(SM) full service banking center in Bay City. On June 30, 2002, First National Bank of Bay City reported total assets of $26.9 million, total deposits of $23.2 million and total loans of $9.1 million.

"We have been looking for opportunities to expand our presence in Matagorda County for the past few years and believe that the addition of First National Bank of Bay City's customers and experienced staff is a perfect fit," said David Zalman, Chief Executive Officer and President of Prosperity Bancshares, Inc. "We are pleased that First National Bank of Bay City chose to become our partner in providing what we believe to be the highest level of customer focused banking services in the markets we serve."

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"The decision to sell our bank after operating as an independent bank and providing quality banking services to our customers was not easy," said Jack I. Conner President and Chief Executive Officer of First National Bank of Bay City. "However, we are convinced that joining Prosperity Bank(SM) is the right choice for our customers. We all look forward to becoming a member of the Prosperity team and continuing our personal involvement with the customers of our bank."

"Our new customers will continue to enjoy the same type of people to people banking they have enjoyed with First National Bank of Bay City," said Dan Rollins, Matagorda County Banking Centers President of Prosperity Bank(SM). "We are committed to providing our entire customer base with quality banking products and services now and in the future. Upon the completion of this acquisition, Prosperity Bank(SM) will become the largest bank in Matagorda County in both loans and deposits."

Upon consummation of the acquisition, Jack I. Conner will assume management responsibility for Prosperity Bank's(SM) full service banking centers in Bay City and Palacios and will become Matagorda County Banking Centers President.

Prosperity Bancshares, Inc.(SM), formed in 1983, is a $1.360 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Trust and Investment Services, MasterMoney Debit Cards, and 24 hour voice response banking. The bank currently operates thirty-two (32) full service banking locations in fourteen (14) contiguous counties including the Greater Houston Metropolitan Area. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, East Bernard, Edna, El Campo, Fairfield, Goliad, Hitchcock, Houston -Bellaire, Houston - CityWest, Houston - Downtown, Houston - Highway 6, Houston - Medical Center, Houston - Memorial,

Houston - Post Oak, Houston - River Oaks, Houston - Tanglewood, Houston -Waugh Drive, Liberty, Magnolia, Mathis, Needville, Palacios, Sweeny, Victoria, West Columbia, and Wharton.)

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of Prosperity Bancshares, Inc.(SM) and its subsidiaries. Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, may have been made in this document. Prosperity's results may differ materially from those in the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations; and weather. These factors are more fully described in Prosperity Bancshares, Inc.'s filings with the Securities and Exchange Commission.

Copies of Prosperity Bancshares, Inc.'s(SM) SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

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